March 31, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 16F. “Change in Registrant’s Certifying Accountant” of the Annual Report on Form 20-F for the year ended December 31, 2025 of Afya Limited and are in agreement with the statements contained therein in relation to Ernst & Young Auditores Independentes S/S Ltda. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young Auditores Independentes S/S Ltda.